SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-(6e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section)
    240.14a-12

                          COMMUNITY BANK SYSTEM, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          COMMUNITY BANK SYSTEM, INC.
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.


[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

-------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5) Total fee paid:

-------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:----------------------------------------------------

(2) Form, Schedule or Registration Statement No.:------------------------------

(3) Filing Party:--------------------------------------------------------------

(4) Date Filed:----------------------------------------------------------------

                           COMMUNITY BANK SYSTEM, INC.

                             5790 Widewaters Parkway
                           DeWitt, New York 13214-1883

 -------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 -------------------------------------------------------------------------------


                                                           March 25, 1996

     TO THE SHAREHOLDERS OF COMMUNITY BANK SYSTEM, INC.:

     At the direction of the Board of Directors of COMMUNITY BANK SYSTEM, INC., a Delaware corporation (the "Company"), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the "Meeting") will be held at 1:00 p.m. on Wednesday, May 8, 1996 at the Ramada Inn, Watertown, New York for the purpose of considering and voting upon the following matters:

          1. The election of three directors, each to hold office for a term of three years and until their successors have been duly elected.

          2.   Approval of Amendment to Long Term Incentive Compensation
               Program.

          3. Approval of Amendment to Certificate of Incorporation to eliminate action by written consent.

          4. The transaction of any other business which may properly be brought before the Meeting or any adjournment thereof.



                                             By Order of the Board of Directors

                                             Loretta L. Marx
                                             Secretary

-------------------------------------------------------------------------------

     YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.

-------------------------------------------------------------------------------
                                       -1-

                           COMMUNITY BANK SYSTEM, INC.

                             5790 Widewaters Parkway
                           DeWitt, New York 13214-1883

              -----------------------------------------------------

                                 PROXY STATEMENT
                 FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 1996

     This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors of Community Bank System, Inc. (the "Company"), the holding company for Community Bank, N.A. (the "Bank"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 1:00 p.m. on Wednesday, May 8, 1996, at the Ramada Inn, Watertown, New York. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately March 25, 1996.

     At the Meeting, the Shareholders will be asked to vote for the election of directors. Three of the total of thirteen directors who serve on the Company's Board of Directors will stand for re-election to the Board at the Meeting. The Shareholders will also be asked to approve an amendment to the 1994 Long Term Incentive Compensation Program as more fully described on page 7. In addition, the Shareholders will be asked to approve an amendment to the Company's Certificate of Incorporation as more fully described on page 13. Finally, voting will be conducted on any other matters which are properly brought before the Meeting.

                            VOTING RIGHTS AND PROXIES

     The Board of Directors of the Company has fixed the close of business on March 18, 1996 as the record date for determining which Shareholders are entitled to notice of and to vote at the Meeting. At the close of business on the record date, 3,682,315 shares of common stock, par value $1.25 per share, were outstanding and entitled to vote at the Meeting. This is the Company's only class of stock, presently outstanding, that currently possesses a right to vote. Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting. There will be no cumulative voting of shares for any matter voted upon at the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a shareholder meeting. The Company is not aware of any persons who beneficially own more than 5% of the outstanding voting stock of the Company as of the record date for the Meeting.

     If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.

     Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise. A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company's address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

         The solicitation of Proxies will be by mail, but Proxies may also be solicited by telephone, telegram, or in person by directors, officers, and other regular employees of the Company or of the Bank. The Company will bear all costs of soliciting Proxies. Should the Company, in order to solicit Proxies, request the assistance of other financial institutions, brokerage houses, or other custodians, nominees, or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to Shareholders and obtaining their Proxies.

     The Annual Report of the Company for the fiscal year ended December 31, 1995 is being sent to Shareholders with this Proxy Statement. Copies of the Annual Report on Form 10-K filed with the Securities and Exchange Commission will be distributed without charge to any Shareholder upon written request of such person addressed to Mr. David G. Wallace, Treasurer, Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214-1883.

                              SHAREHOLDER PROPOSALS

     If shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company's Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for shareholder proposals. Shareholder proposals for the Company's 1997 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by November 25, 1996. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

          ITEM 1: ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

     The first Item to be acted upon at the Meeting is the election of three directors, each to hold office for three years and until his successor shall have been duly elected and qualified. The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

     All Proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted "FOR" the three nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy. Each nominee is presently a director of the Company, and each director of the Company is also a director of the Bank. In the event any nominee declines or is unable to serve, it is intended that the Proxies will be voted for a successor nominee designated by the Board. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The Bylaws of the Company require that a director who reaches age 70 retire from the Board prior to commencement of the next annual meeting of the Company's shareholders. In accordance with the Bylaws, Benjamin Franklin and William D. Stalder will retire from the Board prior to commencement of the Meeting. Upon their retirement, the size of the Board will be decreased from 13 to 11 directors. The remaining 11 members of the Board, who are listed below (including the nominees for re-election at the 1996 Annual Meeting, if elected), presently are expected to continue to serve on the Board until their respective terms expire.

     The information on the following pages is furnished for each nominee for director to be elected at the Meeting and each director of the Company whose term of office continues after the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                                                      Shares of Company Common
                                                                                                    Stock Beneficially Owned (c)
                                                                                                      as of March 18, 1996 (d)
                                                                                                 -----------------------------------
                                                                      Business
          Name and                 Director of the               Experience During
           Age (a)                  Company Since                Past Five Years (b)                  Number            Percent
-----------------------------    --------------------  ----------------------------------------- ------------------ ----------------
Nominees (for terms to expire
at Annual Meeting in 1999)
------------------------------
Richard C. Cummings                      1983          Partner, law firm of Cummings,                  6,680               .18%
Age 66                                                 McGuire, Dunckel & Campany,
                                                       Lowville, New York.

William M. Dempsey                       1984          Vice President of Finance and                    800                .02%
Age 57                                                 Administration, Rochester Institute of
                                                       Technology, Rochester, New York.

William N. Sloan                         1991          Associate Professor of Mathematics,              742                .02%
Age 61                                                 Potsdam College of the State University
                                                       of New York, Potsdam, New York.



Directors Continuing in Office
------------------------------
Terms expiring at Annual
Meeting in 1998:

John M. Burgess                          1991          Retired.  Prior to 1991, President of           5,210               .14%
Age 59                                                 Kinney Drugs, Inc., a drug and retail
                                                       chain with stores located throughout
                                                       northern New York.

James A. Gabriel                         1984          Owner, Franklin & Gabriel, Ovid,                12,247              .33%
Age 48                                                 New York.

Earl W. MacArthur                        1983          Vice President, WM Academic Search              1,960               .05%
Age 67                                                 Specialists since 1993.  From 1972-
                                                       1992, President, State University of
                                                       New York at Canton, New York.
Hugh G. Zimmer                           1989          Retired.  Prior to 1989, President, The       22,670(e)             .62%
Age 69                                                 Nichols National Bank, Nichols, New
                                                       York, which was consolidated into
                                                       Community Bank, N.A. as of
                                                       January 1, 1992.

                                                                                                      Shares of Company Common
                                                                                                    Stock Beneficially Owned (c)
                                                                                                      as of March 18, 1996 (d)
                                                                                               -------------------------------------
                                                                          Business
          Name and                 Director of the                    Experience During
           Age (a)                  Company Since                    Past Five Years (b)              Number            Percent
-----------------------------    -------------------- ----------------------------------------- ------------------ -----------------
Nominees (for terms to expire
at Annual Meeting in 1997)
-----------------------------
Sanford A. Belden                        1992         President and Chief Executive Officer         36,385(e)             .98%
Age 53                                                of the Company since October 1, 1992.
                                                      From 1990 to 1992, Manager, Eastern
                                                      Region, Rabobank Nederland, New
                                                      York, New York.

Nicholas A. DiCerbo                      1984         Partner, law firm of DiCerbo and                25,974              .71%
Age 49                                                Palumbo, Olean, New York.

Lee T. Hirschey                          1991         President and Chief Executive Officer,          15,856              .43%
Age 60                                                Climax Manufacturing Company,
                                                      converter and manufacturer of paper
                                                      products with facilities in Castorland,
                                                      Lowville, and West Carthage, New
                                                      York.

David C. Patterson                       1991         President and owner of Wight and                5,389               .15%
Age 54                                                Patterson, Inc., manufacturer and seller
                                                      of livestock feed
                                                      located in Canton, New
                                                      York.

In addition to the information provided above, the following summarizes the security ownership of the highest paid executive officers who are not also directors of the Company:

                                                                                    Shares of Company Common
                                                                                   Stock Beneficially Owned (c)
                                                                                     as of March 18, 1996 (d)
                                                                             ----------------------------------------
                                                                                   Number               Percent
                                                                             ------------------    ------------------
     James A. Wears                       Regional President                     19,558(e)                .53%
                                          Northern Region

     Michael A. Patton                    Regional President                     21,548(e)                .58%
                                          Southern Region

     David G. Wallace                     Senior Vice President                  15,612(e)                .42%
                                          and Chief Financial Officer

              Number of shares of Company stock beneficially owned               190,631(e)              5.11%
              by all Directors and Executive Officers of the Company
              as a group (14 persons)

     (a) No family relationships exist between any two or more of the nominees for director or executive officers of the Company.


     (b) No nominee for director or continuing director of the Company holds a directorship with any company (other than the Company) which is registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, or with any company which is a registered investment company under the Investment Company Act of 1940.

     (c) Represents all shares as to which named individual possessed sole or shared voting or investment power as of March 18, 1996, including shares held by, in the name of, or in trust for, spouse and dependent children of named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.

     (d) The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Burgess' wife holds 300 shares; Mr. Cummings' wife holds 144 shares; Mr. DiCerbo holds 11,587 shares jointly with his wife, 12,773 shares are held in the name of the law partnership of DiCerbo and Palumbo, 191 shares are held by his wife, 161 shares are held by his daughter, and 403 shares are held by his son; Mr. Hirschey's wife holds 1,000 shares and Mr. Hirschey holds 7,000 shares as Trustee for the Retirement Plan of Employees of Climax Manufacturing Company; Dr. MacArthur's wife holds 650 shares; Mr. Patterson holds 1,190 shares jointly with his wife and 600 shares as Trustee for the Wight and Patterson Retirement Plan; Mr. Patton is the beneficial owner of 1,632 shares held by the Company's 401(k) plan, his wife holds 700 shares, and his daughters hold 606 shares; Mr. Sloan holds 69 shares jointly with his wife; Mr. Wallace is the beneficial owner of 4,022 shares held by the Company's 401(k) plan; Mr. Wears is the beneficial owner of 6,228 shares held by the Company's 401(k) plan, he holds 2,590 shares jointly with his wife, and his wife holds 2,307 shares in her own name; and Mr. Zimmer holds 17,737 shares jointly with his wife.

     (e) Includes shares that the following individuals have the right to acquire within 60 days of March 18, 1996 through exercise of stock options issued by the Company: Mr. Zimmer, 1,000 shares; Mr. Belden, 31,385 shares; Mr. Wears, 6,335 shares; Mr. Patton, 5,030 shares; and Mr. Wallace, 5,060 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Company held twelve regularly scheduled meetings during the fiscal year ended December 31, 1995. During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he served.

     Among its standing committees, the Board of the Bank has an Audit/Compliance/Risk Management Committee which also serves as the Company's Audit Committee. The Audit/Compliance/Risk Management Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company's and the Bank's accounting, financial, and compliance controls, and investigates and makes recommendations to the Company's Board and the Bank's Board regarding the appointment of independent auditors. During 1995, this Committee held four meetings and its present members are Directors Richard C. Cummings (Chair), James A. Gabriel, Lee T. Hirschey, and William D. Stalder. As noted above, Director Stalder will retire from the Board prior to the Meeting.

     The Bank's Board also has a Personnel Committee which reviews and makes recommendations to the Bank's Board regarding compensation adjustments and employee benefits to be instituted and which also serves as the Company's Personnel Committee. The Personnel Committee reviews the Compensation of non-officer employees in the aggregate, and the salaries and performance of executive officers are reviewed individually. The Personnel Committee held eight meetings in 1995, and its present members are directors Nicholas A. DiCerbo (Chair), John M. Burgess, and William N. Sloan.

     The Company has a Nominating Committee which makes recommendations to the Board for nominees to serve as directors. The Nominating Committee will consider written recommendations from shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company's main office. The Nominating Committee held one meeting in 1995, and its present members are James
A. Gabriel (Chair), William M. Dempsey, and Hugh G. Zimmer.

     The President and Chief Executive Officer of the Company serves as an ex officio member of all Board committees and receives no compensation for serving in this capacity. Dr. MacArthur, as Chair of the Board, also serves as a member of all Board Committees.

COMPENSATION OF DIRECTORS

     As directors of both the Company and the Bank, Board members receive an annual retainer of $8,000, $500 for each Board meeting they attend, $500 for each Executive Committee meeting they attend, and $350 for each committee meeting they attend. Mr. Belden does not receive an annual retainer or compensation for attending Board and committee meetings. The Chair of the Board receives an all inclusive $46,000 retainer for serving in that capacity. The Chair of the Loan Committee and the Personnel Committee each receives an annual retainer of $2,500; and the Chair of the Investment Committee, the Trust Committee, and the Audit/Compliance/Risk Management Committee each receives an annual retainer of $750. The Company pays the travel expenses incurred by each director in attending meetings of the Board.

     Directors may elect to defer all or a portion of their director fees pursuant to a Deferred Compensation Plan for Directors. Directors who elect to participate in the Plan designate the percentage of their director fees which they wish to defer (the "deferred fees") and the date to which they wish to defer payment of benefits under the plan (the "distribution date"). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his deferred fees, the number of shares of Company Common Stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of shares of Common Stock which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive either (i) shares of Company Common Stock equal to the number of shares credited to the director's account, or (ii) at the Company's election, cash equal to the fair market value of the number of shares credited to the account as of the distribution date. The effect of the plan is to permit directors to invest deferred director fees in stock of the Company, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of shareholders in achieving growth in the Company's stock price.

     In 1995, the directors re-evaluated their total compensation arrangement, in light of the increased responsibility associated with the changing nature of the Company and the "Blue Ribbon Report" issued by the National Association of Corporate Directors. Among other things, the Blue Ribbon Report suggests that director compensation be structured so that it is specifically aligned with the long-term interests of shareholders. In keeping with the spirit of the Blue Ribbon Report, effective January 1, 1996, the Board adopted a "Stock Balance Plan" for non-employee directors of the Company who have completed at least six months of service as director. The plan establishes an account for each eligible director. Amounts credited to those accounts reflect the value of 100 shares of the Company's Common Stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 100 additional shares of Common Stock beginning in 1996, plus an annual earnings credit equal to the three-year average total return on the Company's Common Stock. The crediting of additional units beginning in 1996 is subject to an adjustment factor which reflects the Company's asset quality, return on equity and CAMEL rating. The account balance is payable to each director in the form of an annuity following the later of age 55 or disassociation from the Board, is subject to a six-year vesting schedule, and is forfeitable in the event of termination from the Board for cause.

     In addition, as noted more fully below, effective January 1, 1996 the Board proposed to amend the Company's 1994 Long Term Incentive Compensation Program (the "Incentive Plan"), in part to allow for the issuance of Non-Qualified Stock Options to directors. Subject to shareholder approval of the amendments to the Incentive Plan (and subject to adjustment as described below), eligible directors will receive options representing 805 shares of Common Stock in 1996, and options representing 1,000 shares of Common Stock in each year thereafter, at a per share exercise price equal to the market value of the Company's Common Stock on the date of grant.

          ITEM 2: APPROVAL OF AMENDMENTS TO 1994 LONG TERM INCENTIVE COMPENSATION PROGRAM

     The Community Bank System, Inc. 1994 Long Term Incentive Compensation Program (the "Incentive Plan") was originally approved by the Company's shareholders at the Company's 1994 annual shareholders' meeting. The purpose of the Incentive Plan is to enable the Company to attract, retain and reward employees through a comprehensive equity-based incentive compensation program, and to more closely align the interests of employees with the interests of the Company's shareholders.

     In June 1995, the National Association of Corporate Directors issued a Blue Ribbon Report (the "Report") in which it outlined the principles of effective director compensation programs. Among other things, the Report suggested that director compensation be aligned with the long-term interests of shareholders, be fully disclosed to shareholders, be used to motivate director behavior, and be reflective of the time, effort, and skill required for effective service.

     On December 20, 1995, the Board of Directors approved amendments to the Incentive Plan, subject to approval by the Company's shareholders at the Meeting. The purposes of these proposed amendments, which are described more fully below, are (i) to add an element of performance and equity-based compensation to the compensation arrangement for directors by enabling non-employee directors to participate on a limited basis in the Incentive Plan, and (ii) to further diversify the types of equity-based compensation available to employees who are already eligible to participate under the Incentive Plan by providing for the issuance of discounted Non-Statutory Stock Options to eligible employees.

     The Board believes that adoption of the proposed amendments is consistent with the principles enunciated in the Report, and is necessary for the Company to continue its ability to attract, retain, and motivate highly qualified individuals to represent shareholder interests by serving as directors and employees of the Company.

     The following is a summary of the Incentive Plan, as in effect prior to the proposed amendments, together with a summary of the material amendments proposed to be made to the Incentive Plan. These summaries are qualified in their entirety by reference to the specific provisions of the Incentive Plan, the full text of which (after giving effect to the proposed amendments) is attached to this Proxy Statement as Exhibit A.

GENERAL FEATURES OF THE INCENTIVE PLAN

     The Incentive Plan presently empowers the Company to award to officers and other key employees of the Company and its subsidiaries, from time to time, (i) Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code, (ii) Non-Statutory Stock Options (i.e., options that do not meet the definition of Incentive Stock Options as set forth in Section 422 of the Internal Revenue Code), (iii) Retroactive Stock Appreciation Rights, and (iv) Restricted Stock, or any combination of such awards. The term of the Incentive Plan is for ten years, and will expire on June 30, 2004 if not earlier terminated by the Board.

     The Incentive Plan is administered by the Personnel Committee or such other committee as may be appointed by the Board, consisting of not less than three disinterested directors of the Company (the "Committee"). Under the current

Incentive Plan (prior to giving effect to the proposed amendments), members of the Committee are not eligible to participate in the Incentive Plan. The Company has the authority to select participants from those individuals eligible under the Incentive Plan, to establish the terms and conditions of any awards, to authorize awards under the Incentive Plan, and to interpret and construe any provisions of the Incentive Plan.

     Presently, officers who are employees of the Company or its subsidiaries, and other key employees of the Company and its subsidiaries, are eligible to participate in the Incentive Plan. Participants who may receive awards under the Incentive Plan are selected by the Committee, based upon such factors as the individual's past and potential contributions to the success, profitability, and growth of the Company. Whether an award may be exercised after a participant's termination of employment is determined by the Committee, subject to limits set forth below with respect to different types of awards under the Incentive Plan.

     Subject to adjustments as noted below, and prior to giving effect to the proposed amendments described below, the Incentive Plan currently authorizes the issuance of a total of 130,000 shares of Common Stock over its ten-year term (approximately 3.53% of the shares of Common Stock outstanding as of March 18, 1996), to be divided among the various components of the Incentive Plan in such manner as the Committee shall determine. Shares of Common Stock issued under the Incentive Plan may be newly issued shares, treasury shares, or any combination thereof. The maximum number of shares is subject to adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company.

     No award granted under the Incentive Plan, and no right or interest therein, is assignable, or transferrable by a participant, except that option rights may be transferred by will or the laws of descent and distribution. The Board may amend or terminate the Incentive Plan at any time, except the Board may not, without approval by the Company's shareholders, make any amendment (including the proposed amendments) that would (i) increase the number of available shares under the Incentive Plan, or (ii) change the definition of persons eligible under the Incentive Plan.

     Stock Options. Options granted as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code may be granted under the Incentive Plan. The exercise price of an Incentive Stock Option must be at least 100% of the fair market value of the Common Stock on the date of grant. Thus, a participant who is granted an Incentive Stock Option must pay a price per share upon exercising the option which is at least equal to the fair market price of a share at the time the option was granted. On December 31, 1995, the average price of a share of Common Stock was $32.00. The number of shares of Common Stock in respect of which Incentive Stock Options are exercisable by any optionee during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000. Incentive Stock Options granted under the Incentive Plan are exercisable for such period or periods (not in the excess of ten years) after the date of grant as are determined by the Committee, except that no Incentive Stock Options may be made exercisable earlier than one year following the date that they are granted.

     Non-Statutory Stock Options may also be granted under the Incentive Plan, and are exercisable for such period or periods and at such price as the Committee may determine, provided that (prior to giving effect to the proposed amendments described below) the exercise price may not be below the fair market value of a share of Common Stock as of the date that the option is granted.

     The Committee has the authority, in its discretion, to accelerate the time at which a stock option becomes exercisable, provided that no Incentive Stock Option may be exercisable earlier than one year following the date that it is granted. If an option holder's employment is terminated within one year following a change of control of the Company for any reason other than death or disability, all stock options then held by the optionee become exercisable automatically as of the later of the date of termination or one year after the date the option was granted, and remain exercisable until the end of the exercise period provided in the original grant of the stock option.

     Stock options granted under the Incentive Plan are exercisable only upon the payment in full to the Company of the entire option exercise price (i) in cash, (ii) by the transfer to the Company of shares of Common Stock (at the fair market value thereof on the date of exercise), or (iii) by a combination of such methods of payment. Payment may not be made with Common Stock issued by the Company upon exercise of an option under the Incentive Plan or another stock option plan, unless the Common Stock has been held for at least one year.

     Each grant of stock options under the Incentive Plan must be evidenced by an agreement between the Company and the optionee, which shall contain such terms and provisions, consistent with the Incentive Plan, as the Committee may approve.

     Retroactive Stock Appreciation Rights. Under the Incentive Plan, the Committee may authorize the surrender of all or a portion of an option right, in exchange for which the optionee will receive a Stock Appreciation Right ("SAR"). A SAR will entitle the holder to receive an amount payable in cash, Common Stock (valued at the fair market value on the date of exercise), or a combination thereof (as determined by the Committee) up to the excess of the fair market value of a share of the Common Stock on the date of exercise over the option exercise price per share of such shares, multiplied by the number of shares as to which the holder is exercising the SAR. To the extent an option right is surrendered in exchange for an SAR, such option is cancelled. Conversely, if the optionee elects to exercise the option, the right to receive the related SAR is cancelled to the extent the option is exercised.

     Restricted Stock. An award of Restricted Stock consists of a specified number of shares of Common Stock that are transferred to a participant, subject to forfeiture to the Company upon such conditions and for such periods of time as the Committee may determine. A participant may vote and receive dividends on shares of Restricted Stock awarded, but may not sell, assign, transfer, pledge or otherwise encumber such shares during the forfeiture period. The Committee may also require that the Restricted Stock be held in escrow until all restrictions and events of forfeiture have lapsed.

     If a participant's employment terminates for any reason except death or disability prior to expiration of the forfeiture period, all of the participant's Restricted Stock not already vested will be forfeited and surrendered to the Company. If a participant dies or terminates employment because of a disability prior to expiration of the forfeiture period, the forfeiture period will lapse on the date of death or date of disability, provided that such date is at least four years following the date of the award. If a participant's employment is terminated within one year following a change of control for any reason other than death or disability, any remaining forfeiture period will automatically expire on the date employment is terminated. Notwithstanding the foregoing, the Committee has the ability to accelerate the time at which any and all restrictions applying to Restricted Stock shall lapse.

FEDERAL INCOME TAX CONSEQUENCES

     The anticipated federal income tax consequences relating the different types of awards under the Incentive Plan are described below.

     Upon Grant of Options and SARs. An optionee will not recognize any taxable income at the time a stock option or related SAR is granted, and the Company will not be entitled to a federal income tax deduction at that time.

     Incentive Stock Options. No ordinary income will be recognized by the holder of an Incentive Stock Option at the time of exercise. The excess of the fair market value of the shares at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the federal "alternative minimum tax" at the date of exercise. If the optionee holds the shares for the greater of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long-term capital gain or loss, as the case may be, and the Company will not be entitled to a federal income tax deduction. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" within two years after the date of grant or within one year after the date of exercise, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at a time of exercise over the aggregate option price (the bargain purchase element), and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be recognized as a capital gain to the holder. The Company will not be entitled to a federal income tax deduction for the capital gain amount.

     Non-Statutory Stock Options. Upon the exercise of a Non-Statutory Stock Option, ordinary income will be recognized by the holder in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option price. The Company will be entitled to a corresponding federal income tax deduction. Upon any subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of the subsequent sale of the shares.

     Retroactive Stock Appreciation Rights. Upon the exercise of a SAR, the holder will realize ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock acquired, and the Company will be entitled to a corresponding federal income tax deduction. The holder's basis in any shares of Common Stock acquired will be equal to the amount of ordinary income which he or she recognized. Upon any subsequent disposition of acquired shares, any gain or loss will be a taxable gain or loss.

     Restricted Stock. Unless a participant makes the election described below, a participant receiving a grant of Restricted Stock will not recognize income, and the Company will not be allowed a deduction at the time such shares of Restricted Stock are granted. While the restrictions on the shares are in effect, a participant will recognize ordinary income equal to the amount of any dividends received. When the restrictions on the shares are removed or lapse, the excess of fair market value of the shares will be ordinary income to the participant, and will be allowed as a deduction for federal income tax purposes to the Company. Upon disposition of the shares, the gain or loss realized by the participant will be taxable as capital gain or loss. However, by filing a
Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant's ordinary income will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such participant and deductible by the Company will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid if any, by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no deduction will be allowed for the amount previously included in the participant's income.

PROPOSED AMENDMENTS TO THE INCENTIVE PLAN

     The proposed material amendments to the incentive plan which have been approved by the Board of Directors, and upon which your vote will be requested at the Meeting, are summarized below. If approved, the proposed amendments would become effective as of January 17, 1996, the date on which they were approved by the Board of Directors.

     Eligibility. If approved by the Company's shareholders at the Meeting, the Incentive Plan would be amended to permit non-employee members of the Board of Directors (or of the board of directors of a subsidiary) to receive formula-based awards of Non-Statutory Stock Options on an annual basis. Pursuant to this amendment, on or about each January 1st occurring after 1995, each eligible non-employee director would receive a Non-Statutory Stock Option to purchase a fixed number of shares of the Company's Common Stock. Specifically, each eligible non-employee director would receive an option to purchase 805 shares of Common Stock effective January 1, 1996, and would receive an option to purchase 1,000 shares of Common Stock on or about each January 1st thereafter. Notwithstanding the foregoing, to the extent that the Committee determines that grants may be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, each Non-Statutory Stock Option granted pursuant to the preceding sentence could be modified by a factor that reflects the financial performance of the Company.

     Each option granted to a non-employee director would be granted at an option price per share equal to the market value per share of the Company's Common Stock on the date of grant, and would be fully exercisable upon its date of grant, provided that shares of Common Stock acquired pursuant to the exercise of such option could not be sold or otherwise transferred by a director within six months of the grant. Any such option would be exercisable until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee's service on the Board for cause (as defined in the Incentive Plan, as amended).

     To be eligible to receive option grants as described above, a non-employee member of the Board of Directors would need to (i) have attended at least 75% of the Board of Directors or Board committee meetings that he or she was scheduled to attend during the immediately preceding calendar year; (ii) have served as a director of the Company or a subsidiary on the last day of such calendar year; and (iii) have completed at least six months of service on the Board (or on the board of directors of a subsidiary). Non-employee directors would not be eligible to receive any types of awards other than Non-Statutory Stock Options pursuant to the Incentive Plan, as amended.

     The Board believes that providing for the grant of Non-Statutory Stock Options to non-employee directors is in the best interests of the Company. In the spirit of the Blue Ribbon Report, such a provision would more closely align the interests of individual directors with the long-term interests of the Company's shareholders, and would enable the Company to continue to attract qualified individuals to serve on the Board of Directors.

     Discounted Stock Options for Eligible Employees. As noted above, the Incentive Plan currently requires that the per share exercise price for Non-Statutory Stock Options granted to eligible employees be set at or above the fair market value of a share of Common Stock on the date the option is granted. If approved by the Company's shareholders at the Meeting, the Incentive Plan would be amended to allow the award of discounted Non-Statutory Stock Options to eligible employees by permitting the Committee to set a per share exercise price for such options at not less than 50% of the fair market value per share of a share of Common Stock on the date the option is granted.

     The Board of Directors believes that there are occasions where shareholder interests can be properly served through the issuance of discounted Non-Statutory Stock Options to key employees. Non-vested discount options would allow the Company to reward key employees for prior accomplishments, under circumstances when the extent of such accomplishments are not then determinable. In addition, the issuance of discounted options that have value would assist the Company in rewarding and retaining key employees who do not currently have in-the-money options. As noted below, subject to approval of the proposed amendments, the Board has approved the issuance of certain discounted Non-Statutory Stock Options to Messrs. Belden, Wears, Patton and Wallace to reward them for their contributions to the Company's successful July 14, 1995 acquisition of 15 branch locations from The Chase Manhattan Bank, N.A.

     Additional Shares Available Under the Incentive Plan. Finally, if approved by the Company's shareholders at the Meeting, the Incentive Plan would be amended to raise the amount of shares available for issuance under the Plan from 130,000 to 305,000. This proposed amendment reflects the increase in the number of persons eligible to participate in the Incentive Plan, including non-employee directors, if the amendments discussed above become effective.

AWARDS UNDER THE INCENTIVE PLAN

     The following table sets forth stock options awarded in 1995 pursuant to the Incentive Plan.

                                                         Shares of
                                                       Common Stock                Shares of
                    Name and Position            Underlying Stock Options      Restricted Stock
---------------------------------------------- ---------------------------- ------------------------
Sanford A. Belden                                          7,325                       0
     President and Chief Executive Officer
James A. Wears                                             2,575                       0
     Regional President
     Northern Region
Michael A. Patton                                          2,550                       0
     Regional President
     Southern Region
David G. Wallace                                           2,400                       0
     Senior Vice President and
     Chief Financial Officer
Executive Group                                           14,850                       0
Non-Employee Directors                                       0                         0
Non-Executive Officer Employees                            8,450                     3,950

     As noted above, the decision as to whether awards will be granted under the Incentive Plan to officers and employees, as well as the timing and amount of any such awards, are within the sole discretion of the Committee. Accordingly, the 1995 awards shown above as awarded to officers and employees may not be indicative of any future awards which might be granted to such persons under the Incentive Plan, as amended.

     In June 1995, the Company successfully raised $27.5 million in equity in connection with its July 14, 1995 purchase of 15 branches from The Chase Manhattan Bank, N.A. In August 1995, the Board approved the issuance of restricted stock to 42 non-executive officer employees who supported those efforts; however, it elected to delay special remuneration for the named executive officers listed above, pending evaluation of the post-acquisition results. Having determined that the Company successfully integrated the new branches and completed its planned divestiture of three of the acquired branches, in January 1996 the Board approved the granting of discounted Non-Statutory Stock Options to Messrs. Belden, Wears, Patton, and Wallace in the amounts of 1,000, 1,000, 1,000, and 5,000 shares, respectively, subject to shareholder approval of the proposed amendments to the Incentive Plan. The exercise price for these options is the June 24 public offering price of $24.25, and the options will vest at the rate of 20% per year, commencing on January 2, 1997. In addition, as discussed above (and subject to adjustment as noted above), if the proposed amendments to the Incentive Plan are approved, each eligible non-employee director will receive annual formula-based stock option grants in the amount of 805 shares in 1996 and 1,000 shares per year thereafter. Aside from the items described in this paragraph, it is not currently possible to determine the amount or nature of awards that may be made in the future under the Incentive Plan.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at the Meeting is required for approval of the proposed amendments to the Incentive Plan. The Board of Directors recommends that shareholders vote FOR this proposal. Proxies solicited will be so voted unless shareholders specify a contrary vote or abstain.

                     ITEM 3: APPROVAL OF AMENDMENT TO CERTIFICATE OF
                             INCORPORATION TO ELIMINATE ACTION BY
                             WRITTEN CONSENT.

    The Board of Directors has unanimously recommended that the shareholders approve an amendment to the Company's Certificate of Incorporation to require that all shareholder action be taken at a meeting (either an annual or a special meeting) and not by means of written consent in lieu of a meeting.

    Pursuant to Delaware corporation law, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by the shareholders of the Company may be taken without a meeting, without prior notice and without a shareholder vote if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having the requisite number of shares that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company's Certificate of Incorporation does not presently preclude shareholder action by written consent. This consent procedure is convenient and appropriate in a closely-held corporation with a small number of shareholders, who may be assumed to be knowledgeable about the affairs of the corporation. The Board has concluded, however, after careful deliberation, that the consent procedure is not appropriate for a large publicly-owned corporation like the Company which has thousands of shareholders who may be effectively disenfranchised during a consent solicitation.

    The Board of Directors recommends the addition of a new paragraph 12 to the Certificate of Incorporation stating that: "All action which is required by law or which may be taken at any annual or special meeting of the stockholders of the Corporation shall be taken at a meeting and may not be taken by consent or consents in lieu of a meeting."

    Prohibiting shareholder action by written consent would give all shareholders of the Company the opportunity to participate in determining any proposed action and would prevent holders of a majority of the voting stock of the Company from using the written consent procedure to take shareholder action. The prohibition would also have the effect of making more difficult action by shareholders which does not have the support of the Board of Directors and also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of the Company if the third party were unwilling to submit its proposals to a vote of the shareholders at a meeting. For example, the prohibition would prevent a third party from attempting to take control of the Company by means of a solicitation of written consents to remove directors and elect a new Board of Directors.

    Approval of the proposed amendment to the Certificate of Incorporation eliminating shareholder action by written consent requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock.

    The Board of Directors unanimously recommends a vote FOR the proposal. Proxies solicited will be so voted unless shareholders specify a contrary vote or abstain.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning compensation paid by the Bank to those persons who were, at December 31, 1995, (i) the chief executive officer and (ii) the other most highly compensated executive officers whose annual salary and bonus exceeded $100,000.

                                                            SUMMARY COMPENSATION TABLE

                                                                                                    Long-Term
                                                                                                  Compensation
                                                         Annual Compensation                         Awards
                                         -------------------------------------------------------  -------------      -------------
                                                                              Other Annual                              All Other
                                                                              Compensation        Stock Options       Compensation
                               Year       Salary ($)       Bonus ($) (1)          ($) (2)                (#)             ($)(3)
                               ----       ----------       -------------      -------------       -------------       ------------

Sanford A. Belden              1995        240,000           86,400               4,082                7,325             67,273
President and Chief            1994        205,000           74,107               2,180                5,300             11,986
Executive Officer              1993        185,000           66,600               3,498                    0             12,422

James A. Wears                 1995        129,000           33,550               3,249                2,575              9,201
Regional President             1994        119,669           31,293               4,193                2,050              9,075
Northern Region                1993        113,971           29,633               3,706                    0              9,498

Michael A. Patton              1995        129,000           33,550               3,956                2,550              9,675
Regional President             1994        118,539           30,998               2,156                2,050              8,988
Southern Region                1993        112,896           29,353               3,085                    0              9,704

David G. Wallace               1995        119,000           30,950                   0                2,400              8,861
Senior Vice President          1994        111,750           29,222                   0                1,950              8,858
and Chief Financial            1993        106,937           27,804               2,939                    0              9,419
Officer




    (1) The amounts shown in this column reflect payments under the Company's Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees.

    (2) The amounts disclosed in this column include: (a) the reportable value of the personal use of Company-owned vehicles for Messrs. Belden, Wears, and Patton, which amounted to $4,082, $3,249, and $3,956 in 1995, respectively; and
(b) wages received by Mr. Wallace as tax reimbursement for restricted stock which vested in 1993 and amounted to $2,939.

    (3) The amounts in this column include: (a) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Belden, Wears, Patton, and Wallace received $2,477, $724, $1,198, and $1,041 in 1995, respectively; (b) Company contributions to the Employee Savings and Retirement Plan, a defined contribution plan, amounting to $9,848 for Mr. Belden, $8,477 for Mr. Wears, $8,477 for Mr. Patton, and $7,820 for Mr. Wallace during 1995; and (c) the 1995 expense associated with Mr. Belden's supplemental retirement plan, which amounted to $54,948. The Company does not maintain any "split-dollar" arrangements for any of the named executives.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides further information on grants of stock options pursuant to the Company's Long-Term Incentive Compensation Program in fiscal year 1995 to the named executives as reflected in the Summary Compensation Table on page 14.


                                        % of Total                                 Market      Potential Realizable Value at
                                         Options         Exercise                  Value         Assumed Annual Rates of
                                        Granted to          or                       on                 Stock Price
                         Options        Employees          Base        Expir-      Grant        Appreciation for Option Term
                         Granted            in            Price        ation        Date
          Name             (#)         Fiscal Year        ($/Sh)        Date       ($/Sh)       0%             5%            10%


Sanford A. Belden         7,325             32%           26.25       1/2/05        26.25      None          120,925        306,447
James A. Wears            2,575             11%           26.25       1/2/05        26.25      None           42,509        107,727
Michael A. Patton         2,550             11%           26.25       1/2/05        26.25      None           42,097        106,681
David G. Wallace          2,400             10%           26.25       1/2/05        26.25      None           39,620        100,406

     On January 1, 1995, the Board of Directors issued incentive stock options to Messrs. Belden, Wears, Patton, and Wallace at the then current market price of $26.25 per share. These options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 2, 1996, 1997, 1998, 1999, and 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information for the named executive officers, with respect to (i) stock options exercised in fiscal year 1995, (ii) the number of stock options held at the end of fiscal year 1995, and (iii) the value of in-the-money stock options at the end of fiscal year 1995.


                                                                    Number of Unexercised                Value of Unexercised
                                                                   Options at 12/31/95 (#)               In-the-Money Options
                                                                                                          at 12/31/95 ($) (1)
                               Shares
                            Acquired on           Value
          Name              Exercise (#)       Realized ($)    Exercisable      Unexercisable      Exercisable        Unexercisable

Sanford A. Belden                  0                  0          29,860            30,765            205,310             191,359
James A. Wears                   400              3,500           5,410             6,215             84,435              54,546
Michael A. Patton              2,800             68,271           4,110             4,990             61,835              34,003
David G. Wallace                   0                  0           4,190             5,160             66,465              39,660


     (1) Based on the average price of the Company's Common Stock on December 31, 1995 of $32.00 per share.


                               PENSION PLAN TABLE

                                YEARS OF SERVICE

     Highest Five
     Year Average
    Compensation (1)              15                     20                    25                     30                     35

          20,000                 2,700                  3,600                 4,500                  5,400                  6,300
          50,000                 9,110                 12,146                15,183                 18,219                 21,256
         100,000                20,735                 27,646                34,558                 41,469                 48,381
         125,000                26,385                 35,180                44,975                 52,770                 61,565
         150,000                32,360                 43,146                53,933                 64,719                 75,506


    (1) For 1995, the Internal Revenue Code limits the total compensation that may be taken into account in calculating benefits to $150,000.

     The table above sets forth the estimated annual benefits under the formula adopted for post-1988 years of service, payable upon retirement at age 65 in the form of a single life annuity. Benefits are computed based on the average annual compensation for the highest consecutive five years in the 10 years preceding retirement. The amounts are not subject to any deduction for Social Security. For purposes of calculating the benefit, an employee may not be credited with more than 35 years of service. The base salary and cash award amounts in the Summary Compensation Table on page 14 reflect the covered compensation under the plan for Messrs. Belden, Wears, Patton, and Wallace. Messrs. Belden, Wears, Patton, and Wallace have been credited with 3, 25, 25, and 7 years of service, respectively, under the plan.

    The pension plan maintained by the Company is a noncontributory defined benefit plan which is funded by the Company and administered by a retirement committee which consists of persons appointed by the Board of Directors. The plan covers all employees of the Company who have completed one full year of continuous service. The Company first entered into a nonqualified supplemental retirement plan agreement with Mr. Belden in January 1995. The Company does not currently maintain any nonqualifed retirement plans for any of the other named executives.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Mr. Belden dated January 1, 1995 providing for his employment as the Company's President and Chief Executive Officer until December 31, 1997. The agreement may be terminated by the Board for good cause at any time. The agreement requires that Mr. Belden devote his full business time and attention to the performance of his duties for a base salary of $240,000 for 1995, $275,000 for 1996, and $300,000 for 1997. In the
event the Company's average assets during any monthly reporting period reach $1.75 billion, Mr. Belden's base salary will by reviewed by the Board. The agreement also provides Mr. Belden with a supplemental retirement benefit which amounts to 4% of his final five year average salary, times years of service (15 year maximum), payable at age 65 in the form of an actuarially reduced joint and 50% survivor benefit. Benefits payable prior to age 65, or in another form, are subject to the same actuarial adjustments as benefits payable under the Company's pension plan. The supplemental retirement payments are reduced by the benefit payable under the Company's pension plan, his Social Security benefit, and the benefits payable from two other pension plans that Mr. Belden participated in prior to his joining the Company in 1992. If upon expiration of the agreement the Company elects not to renew, Mr. Belden will be entitled to severance pay equal to one year of his then current base salary, provided that such severance payments shall cease if Mr. Belden subsequently obtains employment or becomes self-employed during the severance period. If Mr. Belden's employment is terminated for reasons other than cause within two years following a change of control, the Company will retain him as a consultant for two years at an annual consulting fee equal to his base salary, reimburse him for any loss incurred on the sale of his home, and all of his stock options shall become fully exercisable. Additionally, in the event of a change of control, Mr. Belden's years of service for supplemental retirement benefit purposes shall include his consultation period plus an additional three years.

     The Company also maintains one year employment agreements with Messrs. Wears, Patton, and Wallace. These agreements provide for severance pay equal to the employee's base salary for the balance of the term of the agreement plus benefits under the Company's regular severance policy, and change of control benefits which include a two year consulting engagement, accelerated vesting on all outstanding stock options, and in the case of Mr. Wallace, crediting for retirement funding purposes in the greater amount of actual years of service or 20 years.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

    The members of the Personnel Committee of the Bank's Board of Directors during the last fiscal year were Nicholas A. DiCerbo (Chair), John M. Burgess, Earl W. MacArthur, and William N. Sloan. The Personnel Committee reviews and makes recommendations regarding compensation levels and employee benefits. As noted below on page 20, the law firm of DiCerbo and Palumbo, of which director DiCerbo is a partner, provided legal services to the Bank's operations in Olean, New York during 1995.

                        REPORT OF THE PERSONNEL COMMITTEE
                            ON EXECUTIVE COMPENSATION

    The Company has adopted a multi-faceted approach towards compensating all of its employees, including senior management. The underlying philosophy and description of major components of the total compensation program are described below.

Philosophy

    The total compensation program is intended to align compensation with business objectives and enable the Company to attract and retain individuals who are contributing to the long-term success of the Company. Towards this end:

                 The Company pays competitively. The Company regularly compares its cash, equity and benefits based compensation practices with those of other companies of similar size, operating in similar geographic market areas, many of which are represented in the stock performance graph included on page 19, and establishes compensation parameters based on that review.

                 The Company encourages teamwork. The Company recognizes that its long-term success results from the coordinated efforts of employees working towards common, well established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company is a determining factor in total compensation opportunities.

                 The Company strives for fairness in the administration of pay. The Company strives to ensure that compensation levels accurately reflect the level of accountability that each individual has within the Company; employees are informed of the total compensation program; decisions made regarding individual performance which affect compensation matters are based upon an objective assessment of performance; and all employees have equal access to positions within the Company which provide for increased levels of total compensation.

     The process of assessing performance involves the following:

     1. Prior to the beginning of each fiscal year, the Chief Executive Officer establishes and distributes written goals, which must be approved by the full Board. Those goals include specific financial targets relative to earnings and asset quality. The Company strives to achieve financial results which are in the upper third of the results published by its peer group.

     2. Individuals at each successive level of management establish written goals, which must be approved by their respective managers.

     3. All goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that accomplishment of retained goals is ensured.

     4. At the end of the fiscal year, performance is evaluated against goals and other key position responsibilities. Such evaluations affect decisions on salary, cash award, and stock option matters.

Compensation Programs

     The Company defines itself as a super-community bank which provides products of a more comprehensive and advanced nature than those offered by smaller institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations. The delivery of those products and services, in ways that enhance shareholder value, requires that the Company attract key people, promote teamwork, and reward results. In furtherance of those requirements, the Company maintains the following compensation programs.

  Cash-Based Compensation

          Salary. The Company sets base salaries for employees by reviewing the total cash compensation opportunities for competitive positions in the market. Where practical, the Company maintains its base salary levels slightly below market and provides for total compensation opportunities that may exceed those in comparable companies which do not generate comparable financial results.

          Management Incentive Plan. The Company maintains an annual incentive plan in which 37% of its employees participate. The Company's performance to targeted return on equity and budget, which targets are approved by the Board, triggers the payment of cash awards for all employees in this group. Award levels, which amount to a percentage of salary, have been established for different organizational levels within the Company. For Mr. Belden, 100% of his award is determined by the Company's performance relative to its Return on Equity and Net Income targets. For Messrs. Wears, Patton, and Wallace, 80% of their respective award opportunities reflect the Company's performance relative to its financial targets, and 20% of their respective award opportunities reflect performance to other quantitative and qualitative goals specific to their areas of responsibility.

  Equity-Based Compensation

           Stock Option Program. The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The option program serves as an effective tool in recruiting key individuals and utilizes vesting periods to encourage these individuals to continue in the employ of the Company. The Board frequently awards options in years during which the Company has achieved its financial targets. The number of stock options issued generally reflects a percentage of salary; and various percentages have been established for different organizational levels within the Company.

           Restricted Stock. The Company has, on occasion, issued limited amounts of restricted stock to individuals to support a variety of business objectives. Examples include: performance unit shares have been issued in start-up and turnaround assignments, with vesting schedules tied to specific performance criteria; and restricted shares have been issued to newly promoted and hired individuals who received initial stock option awards with no in-the-money exercisable value.

CEO Compensation

     In December 1995, the full Board formally reviewed Mr. Belden's performance for fiscal year 1995, his third full year as the Company's President and CEO. Having determined that the Company's level of performance relative to its previously approved annual and long-term financial targets had been surpassed, the Board, operating under the terms of the Management Incentive Plan disclosed in this Report, authorized the payment of Mr. Belden's cash award for 1995, which amounted to $86,400. Mr. Belden's $240,000 base salary level for 1995 is well supported by competitive wage survey data, and the increase over his 1994 base salary level is well supported by the Company's strategic accomplishments and financial performance during the 1994 evaluation period.

     The foregoing report has been provided by Nicholas A. DiCerbo (Chair), John
M. Burgess, Earl W. MacArthur, and William N. Sloan, members of the Personnel Committee.

                             STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder returns on the Company's stock over the last five fiscal years to the NASDAQ Index and the NASDAQ Bank Stocks Index. Total return values were calculated assuming $100 investment on January 1, 1990 and reinvestment of dividends.


                                          1990             1991            1992            1993            1994            1995

Community Bank System, Inc.              100.00           192.84          343.97          420.65          402.79          511.62
NASDAQ Stock Market Index                100.00           160.56          160.56          214.51          209.69          296.30
NASDAQ Bank Stocks Index                 100.00           164.09          238.85          272.39          271.41          404.35


                          TRANSACTIONS WITH MANAGEMENT

     Some of the directors and executive officers of the Company and the Bank (and the members of their immediate families and corporations, organizations, trusts, and estates with which these individuals are associated) are indebted to the Bank. However, all such loans were made in the ordinary course of business, do not involve more than the normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan is nonperforming at present. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with the Company's executive officers and directors and their associates on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

     Outside of these normal customer relationships, none of the directors or executive officers of the Company or the Bank and no 5% shareholders of the Company (or members of the immediate families of any of the above or any corporations, organizations, or trusts with which such persons are associated) maintains any significant business or personal relationship with the Company or the Bank, other than as arises by virtue of his ownership interest in the Company or his position with the Company or the Bank. The law firms of (i) Cummings, McGuire, Dunckel & Campany, of which Director Cummings is a partner, provided legal services to the Bank's operations in Lowville, New York, (ii) Franklin & Gabriel, owned by Director Gabriel, provided legal services to the Bank's operations in Ovid, New York, and (iii) DiCerbo & Palumbo, of which Director DiCerbo is a partner, provided legal services to the Bank's operations in Olean, New York. For services rendered during 1995 and for related out-of-pocket disbursements, DiCerbo & Palumbo received $56,448 from the Bank. The amount received by Cummings, McGuire, Dunckel & Campany and by Franklin & Gabriel from the Company or Bank was less than 5% of the gross revenues of each of these law firms' last fiscal year.

                              INDEPENDENT AUDITORS

     Coopers & Lybrand L.L.P., Independent Certified Public Accountants, were retained by the Company at the direction of the Board of Directors. The independent auditors have audited the financial statements of the Company for the fiscal year ended December 31, 1995 and performed such other nonaudit services as the Board requested.

     A representative of Coopers & Lybrand L.L.P. will be present at the Meeting. This representative will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from Shareholders.

                                  OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  March 25, 1996                       By Order of the Board of Directors



                                              Loretta L. Marx
                                              Secretary

                                                                       Exhibit A

                           COMMUNITY BANK SYSTEM, INC.

                  1994 LONG-TERM INCENTIVE COMPENSATION PROGRAM
                 (Including Proposed Amendments to be Voted Upon
                     at 1996 Annual Shareholders' Meeting)

     1. Preamble. Effective as of July 1, 1984, the Board of Directors of Community Bank System, Inc. adopted the Community Bank System, Inc. Long Term Incentive Compensation Program ("1984 Program"). The 1984 Program provided for the granting of incentive stock options, non-statutory stock options, retroactive stock appreciation rights, and restricted stock awards. The 1984 Program also provided that no option could be granted under that program after June 30, 1994.

     This document sets forth the terms of the Community Bank System, Inc. 1994 Long Term Compensation Program ("1994 Program"), which shall become effective as of July 1, 1994, contingent upon the approval of the 1994 Program by the shareholders of Community Bank System, Inc. Options and other rights granted prior to July 1, 1994 pursuant to the 1984 Program shall remain subject to the terms of the 1984 Program and any implementing agreements. Options and other rights described in this 1994 Program document shall be granted after June 30, 1994 in accordance with the terms of this 1994 Program document.

     2. Purpose. The purpose of the 1994 Program is to promote the interests of the Bank by providing current and future directors, officers and other key employees with an equity or equity-based interest in the Bank, so that the interests of such directors and employees will be closely associated with the interest of shareholders by reinforcing the relationship between shareholder gains and compensation. Pursuant to this 1994 Program, eligible directors may receive formula awards and eligible employees may receive (a) Incentive Stock Options, (b) Non-Statutory Stock Options, (c) Retroactive Stock Appreciation Rights, and/or (d) Restricted Stock Awards.

     3. Eligibility. Officers who are employees of the Bank or its Subsidiaries, and other key employees of the Bank or its Subsidiaries, shall be eligible to participate in the 1994 Program. Employee participants shall be selected by the Committee based upon such factors as the employee's past and potential contributions to the success, profitability, and growth of the Bank. Notwithstanding the foregoing, each non-employee member of the Board of Directors (or of the board of directors of a Subsidiary whom the Board of Directors has specifically selected, in a written resolution, for participation in this 1994 Program) shall be eligible for a formula award pursuant to Paragraph 6, but shall be ineligible for discretionary grants pursuant to Paragraphs 6, 9, or 10.

     4. Definitions. As used in this 1994 Program,

          (a) "Bank" shall mean Community Bank System, Inc.

          (b) "Board of Directors" shall mean the Board of Directors of the Bank.

          (c) "Committee" shall mean the committee appointed by the Board of Directors to administer the 1994 Program in accordance with Paragraph 15.

          (d) "Common Stock" shall mean the Common Stock, par value $5.00 per share, of the Bank.

          (e) "Disinterested Director" shall mean a number of the Board of Directors who has not, at any time within one year prior to the member's participating in the administration of the 1994 Program, received stock, stock options (except for formula awards pursuant to the last paragraph of Paragraph 6 hereof), stock appreciation rights or any other equity security of the Bank pursuant to the 1994 Program or any other plan of the Bank or its affiliates.

          (f) "Eligible Employees" shall mean persons described in Paragraph 3.

          (g) "Incentive Stock Option" shall mean the right granted to an Eligible Employee to purchase Common Stock under this 1994 Program, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Internal Revenue Code Section 422.

          (h) "Market Value per Share" shall mean, at any date, the fair market value per share of the shares of Common Stock, as described in good faith by the Committee.

          (i) "Non-Statutory Stock Option" shall mean the right granted to an Eligible Employee or Director to purchase Common Stock under this 1994 Program, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Internal Revenue Code Section 422.

          (j) "Optionee" shall mean the Eligible Employee or Director to whom an Option Right is granted pursuant to an agreement evidencing an outstanding Incentive Stock Option or Non-Statutory Stock Option.

          (k) "Option Right" shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Non-Statutory Stock Option.

          (l) "Restricted Stock Award" shall mean an award of Common Stock to an Eligible Employee that is subject to the restrictions described in Paragraph 10 and subject to tax under Internal Revenue Code Section 83.

          (m) "Retroactive Stock Appreciation Rights" shall mean an Eligible Employee's right to receive payments described in Paragraph 9.

          (n) "Subsidiary" shall mean any corporation in which (at the time of determination) the Bank owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.

     5. Shares Available Under the 1994 Program.

          (a) The shares of Common Stock which may be made the subject of Option Rights or Restricted Stock Awards pursuant to this 1994 Program may be either
(i) shares of original issue, (ii) treasury shares, (iii) shares held in a grantor trust maintained by the Bank, or (iv) a combination of the foregoing.

          (b) Subject to adjustments in accordance with Paragraph 12 of this 1994 Program, the maximum number of shares of Common Stock that may be the subject of Option Rights, Retroactive Stock Appreciation Rights or Restricted Stock Awards granted pursuant to this 1994 Program shall be 305,000 shares of Common Stock which are made available by virtue of this 1994 Program.

     6. Grants of Option Rights Generally. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Eligible Employees. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

          (a) Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Non-Statutory Stock Options.

          (b) Each grant shall specify the number of shares of Common Stock to which it pertains.

          (c) Each grant shall specify an option price not less than 50% of the Market Value per Share on the date the Option Right is granted.

          (d) Successive grants may be made to the same Eligible Employee whether or not any Option Rights previously granted to such Eligible Employee remain unexercised.

          (e) Upon exercise of an Option Right, the entire option price shall be payable (i) in cash, (ii) by the transfer to the Bank by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares) equal to the total option price, or (iii) by a combination of such methods of payment. Payment may not be made with Common Stock issued to the Optionee by the Bank upon his or her prior exercise of an option under this 1994 Program or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.

          (f) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Bank by any officer designated by the Committee for this purpose and delivered to and accepted by the Eligible Employee and shall contain such terms and provisions, consistent with this 1994 Program, as the Committee may approve.

     As soon as practicable after each January 1 occurring after 1995, each non-employee member of the Board of Directors (or of the board of directors of a Subsidiary whom the Board of Directors has specifically selected, in a written resolution, for participation in this 1994 Program) who has (i) attended at least 75% of the Board of Directors or Board committee meetings he or she was scheduled to attend during the immediately preceding calendar year, (ii) served as a director of the Bank or a Subsidiary on the last day of such calendar year, and (iii) completed at least six months of service on the Board of Directors (or on the board of directors of a Subsidiary) shall be granted a Non-Statutory Stock Option, provided that the first such annual grant of a Non-Statutory Stock Option shall be to purchase 805 shares of Common Stock, and each subsequent annual grant of a Non-Statutory Stock Option shall be to purchase 1000 shares of Common Stock. Notwithstanding the foregoing, to the extent that the Committee determines that grants may be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), each Non-Statutory Stock Option granted pursuant to the preceding sentence shall relate to a number of shares of Common Stock which shall be determined based on the financial performance of the Bank. Such financial performance of the Bank shall be determined based on factors including but not limited to the Bank's return on equity, measures of the Bank's asset quality, and the Bank's CAMEL rating. Each Non-Statutory Stock Option granted pursuant to this paragraph shall be granted at an option price per share equal to the Market Value per share on the date of grant and be fully exercisable upon its date of grant, provided that shares of Common Stock acquired pursuant to the exercise of such a Non-Statutory Stock Option may not be sold or otherwise transferred by a director within six months of such grant.

     7. Special Rules for Grants of Incentive Stock Options.

          (a) Notwithstanding Paragraph 6(c), if an Incentive Stock Option is granted to any Eligible Employee who, immediately after such option is granted, is considered to own stock possessing more than ten percent of the combined voting power of all classes of stock of the Bank, or any of its subsidiaries, the option price per share shall be not less than 110 percent of the Market Value per Share on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.

          (b) The period of each Incentive Stock Option by its terms shall be not more than ten years from the date the option is granted as specified by the Committee.

          (c) The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than 10 years, following the date the option is granted. The date of grant of each Option Right shall be the date of its authorization by the Committee.

          (d) Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death or disability, and for a period of one year following a termination due to death or disability. However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the option.

          (e) No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market value (determined at the time the option is granted) of the stock subject of all post-1986 incentive stock options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000. The term "post-1986 incentive stock options" shall mean all rights, which are intended to be "incentive stock options" under the Internal Revenue Code, granted on or after January 1, 1987 under any stock option plan of the Bank or its Subsidiaries. If the Bank shall ever be deemed to have a "parent", as such term is used for purposes of Section 422 of the Internal Revenue Code, then rights intended to be "incentive stock options" under the Internal Revenue Code, granted after January 1, 1987 under such parent's stock option plans, shall be included with the terms of the definition of "post-1986 incentive stock options".

     8. Special Rules for Grants of Non-Statutory Stock Options.

          (a) Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to death or disability, rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee's termination of employment due to any other reason, the rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for three months following termination, and
(iii) the right to exercise Non-Statutory Stock Options that are not exercisable as of the date of termination shall be forfeited.

          (b) The Bank shall not issue stock certificates to an Optionee who exercises a Non-Statutory Stock Option, unless payment of the required lawful withholding taxes has been made to the Bank by check, payroll deduction or other arrangements satisfactory to the Committee.

          (c) Notwithstanding any other provision of this 1994 Program to the contrary and except as provided in Paragraph 13 hereof, Non-Statutory Stock Options issued pursuant to the last paragraph of Paragraph 6 shall be exercisable until the earlier of (i) ten years from the date of grant of such Non-Statutory Stock Option, or (ii) termination of the Optionee's service on the Board of Directors for Just Cause. For the purposes of this Paragraph 8(c), "Just Cause" shall mean, in the good faith determination of the Committee, the Optionee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order. Additionally, in the event that the Committee, in its sole discretion, determines that an Optionee who has left service with the Bank or Subsidiary engaged in misconduct which would have constituted Just Cause for dismissal if the Optionee were then serving with the Bank or a Subsidiary, then the Committee may rescind, without the consent of the Optionee, any or all unexercised Option Rights held by the Optionee.

     9. Retroactive Stock Appreciation Rights. Upon such conditions and limitations it deems advisable, the Committee may authorize (a) the surrender of the right to exercise all or a portion of an Option Right granted under the 1994 Program that is exercisable at the time of surrender, and (b) the payment in exchange for the surrender of an amount of up to the excess of the Market Value per Share at the time of surrender of the shares covered by the option, or portion thereof, surrendered over the option price of such shares. Such payment may be made in shares of Common Stock valued at fair market value or in cash or partly in cash and partly in shares of Common Stock, at the Committee's sole discretion. The shares of Common Stock covered by any Option Right, or portion thereof, as to which the right to purchase has been so surrendered shall not again be available for purposes of Option Rights under the 1994 Program.

     10. Restricted Stock Awards.

          (a) Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the 1994 Program (except as otherwise provided in the 1994 Program) shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, for the period of time determined by the Committee in its absolute discretion (the "Forfeiture Period"). Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, if the recipient's employment with the Bank or any of its Subsidiaries terminates prior to the expiration of the Forfeiture Period for any reason other than death or disability, the recipient shall, on the date employment terminates, forfeit and surrender to the Bank the number of shares of Common Stock with respect to which the Forfeiture Period has not expired as of the date employment terminates. If Common Stock is forfeited, dividends paid on those shares during the Forfeiture Period may be retained by the recipient.

          (b) Upon each grant of a Restricted Stock Award, the Committee shall fix the Forfeiture Period. Each certificate of Common Stock issued pursuant to the Restricted Stock Award shall bear a legend to reflect the Forfeiture Period until the Forfeiture Period expires. As a condition to issuance of Common Stock to an Eligible Employee, the Committee may require the Eligible Employee to enter into an agreement providing for the Forfeiture Period and such other terms and conditions that it prescribes, including, but not limited to, a provision that Common Stock issued to the to the Eligible Employee shall be held by an escrow agent until the Forfeiture Period lapses. The Committee also may require a written representation by the Eligible Employee that he or she is acquiring the shares for investment.

          (c) When the Forfeiture Period with respect to shares to Common Stock lapses, a certificate for such shares shall be issued, free of any escrow; such certificate shall not bear a legend relating to the Forfeiture Period.

          (d) Each Eligible Employee shall agree, at the time he or she receives a Restricted Stock Award and as a condition thereof, to pay or make arrangements satisfactory to the Committee regarding the payment to the Bank of any federal, state or local taxes of any kind required by law to be withheld with respect to any award or with respect to the lapse of any restrictions on shares of restricted Common Stock awarded under this 1994 Program, or the waiver of any forfeiture hereunder, and also shall agree that the Bank may, to the extent permitted by law, deduct such taxes from any payments of any kind due or to become due to such recipient from the Bank, sell by public or private sale, with ten days notice or such longer notice as may be required by applicable law, a sufficient number of shares of Common Stock so awarded in order to cover all or part of the amount required to be withheld, or pursue any other remedy or law or in equity. In the event that the recipient of shares of Common Stock under this 1994 Program shall fail to pay to the Bank all such federal, state and local taxes, or to make arrangements satisfactory to the Committee regarding the payment of such taxes, the shares to which such taxes relate shall be forfeited and returned to the Bank.

          (e) The Committee shall have the authority at any time to accelerate the time at which any or all or the restrictions set forth in this 1994 Program with respect to any or all shares of restricted Common Stock awarded hereunder shall lapse.

          (f) If an Eligible Employee dies, or terminates employment with the Bank because of disability before the expiration of a Forfeiture Period, the Forfeiture Period on any Common Stock owned by the Eligible Employee shall lapse on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award. If the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Forfeiture Period as to any or all of the stock.

     11. Transferability. No Option Right shall be transferable by an Optionee other than by will or the laws of descent and distribution. Option Rights shall be exercisable during the Optionee's lifetime only by the Optionee. Other rights granted pursuant to this 1994 Program also shall not be subject to assignment, alienation, lien, transfer, sale or exchange.

     12. Adjustments. The Committee may make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 5 of this 1994 Program, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the

Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Bank, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.

     13. Change in Control.

          (a) Notwithstanding any other term or provision of this 1994 Program, in the event the employment of an Eligible Employee is terminated, for any reason other than death or disability, within one year following a "Change in Control" (as defined in (b) below):

               (i) all Option Rights granted to the Eligible Employee under this 1994 Program prior to the date of termination, but not exercisable as of such date, shall become exercisable automatically as of the later of the date of termination or one year after the date the Option Right was granted;

               (ii) any Option Right that is exercisable as of the date of termination, or that becomes exercisable pursuant to (i) above, shall remain exercisable until the end of the exercise period provided in the original grant of the Option Right (determined without regard to the Eligible Employee's termination of employment); and

               (iii) any Forfeiture Period (with respect to a Restricted Stock Award) that shall be unexpired as of the date of termination shall expire automatically as of such date.

          (b) For purpose of this 1994 Program, a "Change of Control" shall be deemed to have occurred if:

               (i) any "person" including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding securities;

               (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

               (iii) the Bank is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by former stockholders of the Bank, other than
(A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

               (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding voting securities; or

               (v) the Bank transfers substantially all of its assets to another corporation which is not controlled by the Bank.

     14. Fractional Shares. The Bank shall not be required to issue any fractional shares of Common Stock pursuant to this 1994 Program. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

     15. Administration of the 1994 Program.

          (a) This 1994 Program shall be administered by the Committee, which shall consist of not less than three Disinterested Directors. No right (other than a formula award pursuant to the last paragraph of Paragraph 6 hereof) shall be granted under this 1994 Program to any member of the Committee so long as membership continues.

          (b) The Committee shall have the power to interpret and construe any provision of this 1994 Program. The interpretation and construction by the Committee of any provision of this 1994 Program or of any agreement evidencing the grant of rights hereunder, and any determination by the Committee pursuant to any provision of this 1994 Program or of any such agreement, shall be final and binding. No member of the Committee shall be liable for any such action or determination made in good faith.

     16. Amendments, Termination, Etc.

          (a) This 1994 Program may be amended from time to time by resolutions of the Board of Directors, provided that no such amendment shall (i) increase the maximum numbers of shares of Common Stock specified in Paragraph 5 of this 1994 Program (except that adjustments authorized by Paragraph 12 of this 1994 Program shall not be limited by this provision), or (ii) change the definition of "Eligible Employees", without further approval by the stockholders of the Bank.

          (b) The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this 1994 Program. In the event of such cancellation, the Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms and conditions as, under this 1994 Program, would have been applicable had the cancelled Option Rights not been granted.

          (c) In the case of any Option Right not immediately exercisable in full, the Committee in its discretion may accelerate the time at which the Option Right may be exercised, subject to the limitation described in Paragraph 7(c).

          (d) Notwithstanding any other provision of the 1994 Program to the contrary, (i) the 1994 Program may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this 1994 Program after June 30, 2004.

                              [FORM OF PROXY CARD]

                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          COMMUNITY BANK SYSTEM, INC.
                            5790 WIDEWATERS PARKWAY
                          DEWITT, NEW YORK 13214-1883

     The undersigned hereby appoints Charles M. Ertel and Loretta L. Marx proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 8, 1996 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------

                         Please mark your votes as indicated in this example [x]

The Board of Directors recommends a vote FOR
Items 1, 2 and 3.

ITEM 1: ELECTION OF DIRECTORS                         FOR    WITHHELD
Nominees: Richard C. Cummings, William M. Dempsey,           FOR ALL
William N. Sloan
                                                      [ ]      [ ]

WITHHELD FOR: (Write that nominee(s) name in the space provided below.)

ITEM 2: Approval of amendment to long term            FOR    AGAINST    ABSTAIN
incentive compensation program                        [ ]      [ ]        [ ]

ITEM 3: Approval of amendment to certificate of
incorporation to eliminate action by written consent  [ ]      [ ]        [ ]

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed will be voted as directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

Please check below to indicate whether you plan to attend Annual Meeting.

will attend     will not attend
   [ ]               [ ]


Signature______________________Signature______________________Date_____________
Note: Please sign as names appear herein. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.